Exhibit 99.1

BBX Capital Corporation Reports Financial Results

For the Second Quarter, 2017

FORT LAUDERDALE, Florida – August 8, 2017, BBX Capital Corporation (NYSE: BBX, OTCQX: BBXTB) (“BBX Capital” or the “Company”) reported financial results for the three-month period ended June 30, 2017.

BBX Capital Selected Financial Data (Consolidated)

Second Quarter 2017 Compared to Second Quarter 2016:

•	Total consolidated revenues of $202.9 million vs. $193.1 million
•	Net income available to common shareholders of $12.1 million vs. $0.2 million
•	Provision for income taxes of $8.8 million vs. a benefit of $0.4 million
•	Diluted earnings per share of $0.11 vs. $0
•	“Free cash flow” (cash flow from operating activities less capital expenditures) was $5.3 million compared to $23.4 million

As of June 30,  2017,  BBX Capital had total consolidated assets of $1.5 billion, shareholders' equity of $486.5 million, and total consolidated equity of $533.5 million. At June 30, 2017, BBX Capital’s book value per share was $5.01 compared to $4.61 at June 30, 2016.

“We are pleased with our overall results, momentum and accomplishments during the first half of the year. For the six-month period ending June 30, 2017, Bluegreen Vacations® reported approximately $292 million in system-wide sales of VOIs, approximately $56 million of other fee-based services revenue, and EBITDA of approximately $80 million. During the second quarter of 2017, Bluegreen Vacations completed a securitization involving the issuance of $120.2 million of investment-grade vacation ownership loan-backed notes, and announced the opening of Charleston’s King 583 Resort in Charleston, SC. Overall, as part of our ongoing growth strategy at Bluegreen,  we remain focused on increasing vacation ownership sales by expanding existing and identifying new tour sources and sales locations, increasing sales and operating efficiencies across all customer touch-points, efficiently procuring vacation ownership interests through a mix of capital light sources and strategic resort development, and growing the resort management, title, loan servicing and other cash generating businesses,” commented Alan B. Levan, Chairman and Chief Executive Officer of BBX Capital.

“On a corporate level, our Board approved a new share repurchase program in June 2017, and the Company's Class A Common Stock commenced trading on the New York Stock Exchange in July 2017.

“Our corporate strategy continues to be focused on building long-term shareholder value. Since many of BBX Capital’s assets do not generate income on a regular or predictable basis, our objective continues to be long-term growth as measured by increases in book value and intrinsic value over time,” Levan concluded.

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On June  13, 2017, the Company’s Board of Directors declared a cash dividend of $0.0075 per share on our Class A and Class B Common Stock, with a payment date of July 20, 2017, to all shareholders of record at the close of trading on June 26, 2017, and has indicated its current intention to declare regular quarterly dividends of $.0075 per quarter per share on our Class A and Class B Common Stock (an aggregate per share of $.03 annually).

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The following selected information relates to the operating activities of Bluegreen,  BBX Capital Real Estate and Renin. See the supplemental tables below for the consolidating statements of operations for the three and six month periods ended June 30, 2017 and 2016.

Bluegreen Corporation

Bluegreen is a sales, marketing, and management company focused on the vacation ownership industry. Bluegreen markets, sells and manages vacation ownership interests (“VOIs”) in resorts, which are generally located in popular, high-volume, “drive-to” vacation destinations. The resorts in which Bluegreen markets, sells and manages VOIs were either developed or acquired by Bluegreen, or were developed and were owned by third parties. Bluegreen earns fees for providing sales and marketing services to these third-party developers. Bluegreen also earns fees by providing management services to the Bluegreen Vacation Club and home owners associations (“HOAs”), mortgage servicing, VOI title services, and construction design and development services. In addition, Bluegreen provides financing to FICO® score-qualified individual purchasers of VOIs,  which generates significant interest income.

Bluegreen Selected Financial Data

Second Quarter 2017 Compared to Second Quarter 2016:

•

System-wide sales of VOIs, net of equity trade allowances (2), were $162.5 million vs. $159.7 million. Included in system-wide sales are sales of VOIs made under Bluegreen's "capital-light" business activities (1),  which were $151.4 million vs. $125.8 million, gross of equity trade allowances (2):

o	Sales of third party VOIs – commission basis were $93.6 million vs. $77.6 million and generated sales and marketing commissions of $63.9 million vs. $54.2 million
o	Secondary market sales of VOIs were $40.3 million vs. $26.8 million

o	Just-in-time sales of VOIs were $17.5 million vs. $21.4 million
•	Average sales price per transaction was $15,475 vs. $13,293
•	Average sales volume per guest was $2,366 vs. $2,239
•	Guest tours decreased 6% compared to prior year period
•	Other fee-based services revenue was $29.9 million vs. $26.1 million
•

Income before taxes was $41.4 million vs. $21.0 million. Excluding special bonuses totaling $10.0 million paid to certain employees, Bluegreen’s income before taxes would have been $31.0 million for the three months ended June 30, 2016

•	EBITDA (3) was $45.2 million vs. $25.1 million
•	“Free cash flow” (cash flow from operating activities less capital expenditures) was $9.6 million compared to $28.7 million during the same period in 2016

Bluegreen Selected Financial Data

First Six Months of 2017 Compared to First Six Months of 2016:

•

System-wide sales of VOIs, net of equity trade allowances (2), were $292.5 million vs. $286.7 million.  Included in system-wide sales are sales of VOIs made under Bluegreen's "capital-light" business activities (1),  which were $261.8 million vs. $224.4 million, gross of equity trade allowances (2):

o	Sales of third party VOIs – commission basis were $159.8 million vs. $137.7 million and generated sales and marketing commissions of $109.1 million vs. $94.3 million
o	Secondary market sales of VOIs were $79.0 million vs. $61.0 million
o	Just-in-time sales of VOIs were $23.1 million vs. $25.7 million
•	Average sales price per transaction was $15,675 vs. $13,265
•	Average sales volume per guest was $2,403 vs. $2,268
•	Guest tours decreased 6% compared to the prior year period
•	Other fee-based services revenue was $56.1 million vs. $51.6 million
•

Income before taxes was $72.2 million vs. $48.4 million. Excluding special bonuses totaling $10.0 million paid to certain employees, Bluegreen’s income before taxes would have been $58.4 million for the six months ended June 30, 2016

•	EBITDA (3) was $79.6 million vs. $55.5 million
•	“Free cash flow” (cash flow from operating activities less capital expenditures) was $9.7 million compared to $60.0 million during the same period in 2016

(1)

Bluegreen’s sales of VOIs under its “capital-light” business activities include sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements. Under “just-in-time” arrangements, Bluegreen enters into agreements with third party developers that allow Bluegreen to buy VOI inventory from time to time in close proximity to the timing of when Bluegreen intends to sell such VOIs. Bluegreen also acquires VOI inventory from resorts’ homeowner associations (“HOAs”) and other third parties close to the time Bluegreen intends to sell such VOIs. Such VOIs are typically obtained by the HOAs through foreclosure in connection with maintenance fee defaults, and are generally acquired by Bluegreen at a significant discount. Bluegreen refers to sales of inventory acquired through these arrangements as “Secondary Market Sales.”
(2)	Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.
(3)	See the supplemental tables included in this release for a reconciliation of EBITDA to income before taxes.

Bluegreen Summary for the Three and Six Months Ended June 30, 2017

System-wide sales of VOIs were $162.5 million and $292.5 million during the three and six months ended June 30, 2017, respectively, and $159.7 million and $286.7 million during the three and six months ended June 30, 2016, respectively. The growth in system-wide sales during the three and six months ended June 30, 2017 is primarily attributable to a 16% and 18% increase, respectively, in the average sales price per transaction, partially offset by a decrease of 6% in both the three and six month periods in the number of guest tours as well as a 9% and 11% decrease, respectively, in sales-to-tour conversion ratio. During the six months ended June 30, 2017, Bluegreen began screening the credit qualifications of potential marketing guests, resulting in a higher average transaction price, higher average sales volume per guest, and a  lower number of tours. Bluegreen believes its screening of marketing guests will ultimately result in improved efficiencies in its sales process.   In the fourth quarter of 2016, Bluegreen temporarily increased its minimum transaction size requirements together with a higher transaction price.  The higher average sales transaction price, as well as the temporary increase in the minimum transaction size, resulted in a lower sale-to-tour conversion ratio in the 2017 periods compared to the 2016 periods.  In July 2017, Bluegreen adopted new sales materials to support the purchase of lower-point VOIs and reinstated its former lower minimum transaction size requirements. Bluegreen expects this will result in an increase in its sales-to-tour conversion ratio.

Fee-Based Sales commission revenue was $63.9 million and $54.2 million, respectively, during the three months ended June 30, 2017 and 2016 and $109.1 million and $94.3 million, respectively, during the six months ended June 30, 2017 and 2016. The increase in the sales of third-party developer inventory on a commission basis during the 2017 period was due primarily to the factors described above related to the increase in system-wide sales of VOIs. Bluegreen earned an average sales and marketing commission of 68% during the three and six months ended June 30, 2017 compared to 70% and 69% during the three and six months ended June 30, 2016, respectively. The decrease in sales and marketing commissions as a percentage of fee-based sales for the three and six months ended June 30, 2017 is primarily related to an incentive commission of $1.7 million earned in June 2016 related to the achievement of certain sales thresholds pursuant to the terms and conditions of the applicable contractual arrangement, with no such comparable incentive commission earned in the 2017 periods.

Other fee-based services revenue increased 15% to $29.9 million for the three months ended June 30, 2017 and 9% to $56.1 million for the six months ended June 30, 2017. At June 30, 2017 and 2016, Bluegreen managed a total of  47 and 46 timeshare resort properties and hotels, respectively. Fee-based management services revenues increased during the 2017 period compared to the 2016 period primarily as a result of increases in the number of managed resorts and the increase in the number of owners in the Bluegreen Vacation Club.

Selling and marketing expenses were $86.0 million and $153.4 million during the three and six months ended June 30, 2017, respectively, and $81.5 million and $147.4 million during the three and six months ended June 30, 2016, respectively. As a percentage of system-wide sales of VOIs, selling and marketing expenses increased to 53% and 52% during the three and six months ended June 30, 2017, respectively, from 51%  during each of the three and six months ended June 30, 2016, respectively.

General and administrative expenses, which represent expenses directly attributable to sales and marketing operations and corporate overhead, were $19.9 million and $41.5 million during the three and six months ended June 30, 2017, respectively, and $33.9 million and $58.1 million during the three and six months ended June 30, 2016, respectively. As a percentage of system-wide sales of VOIs, general and administrative expenses were 12% and 14% during the three and six months ended June  30, 2017, respectively, and 21% and 20% during the three and six months ended June 30, 2016, respectively. The decrease was primarily related to special bonuses totaling $10.0 million which were paid to certain Bluegreen employees in June 2016, with no such comparable bonus paid in June 2017. Additional decreases were realized in personnel costs and consulting fees partially offset by higher information technology related costs.

Net interest spread was $13.9 million during each of the three months ended June 30, 2017 and 2016, respectively, and $28.7 million and $28.2 million during the six months ended June 30, 2017 and 2016, respectively. The increase in net interest spread during the six months ended June 30, 2017 was primarily due to the lower weighted-average cost of borrowing.

Bluegreen generated “free cash flow” (cash flow from operating activities less capital expenditures) of $9.7 million during the six months ended June 30, 2017 compared to $60.0 million during the six months ended June 30, 2016. The decrease in free cash flow was attributable to increased income tax payments of $11.6 million and increased spending on the acquisition and development of inventory. During the first six months of 2017, Bluegreen paid $10.3 million for development expenditures, primarily related to Bluegreen/Big Cedar Vacations, as compared to $5.0 million in the 2016 period.  Additionally, Bluegreen paid $15.9 million for Just-in-Time and Secondary Market inventory purchases in the 2017 period compared to $5.3 million in inventory purchases during the 2016 period. Further, operating cash flow decreased due to changes in components of working capital in 2017. These changes were partially offset by the increase in net income.

Additional selected supplemental financial data regarding the results of Bluegreen’s operations for the periods ended June 30, 2017, are available on the BBX Capital website, and may be viewed by accessing http://ir.bbxcapital.com/supplemental-financial-data.

BBX Capital Real Estate

BBX Capital Real Estate is active in the acquisition, ownership and management of real estate development projects and investments in joint ventures.  BBX Capital Real Estate also holds legacy assets previously owned by BankAtlantic consisting of loans and charged off loans and judgments. Highlights during the second quarter of 2017 include:

•	Equity in earnings of unconsolidated real estate joint ventures was $3.5 million primarily associated with closings on single-family units by the Hialeah Communities joint venture.
•	Recoveries from loans previously charged off of $1.0 million

Middle Market

BBX Capital Middle Market Division is active in the acquisition and management of middle market operating businesses.  Highlights of the second quarter of 2017 compared to the second quarter of 2016 include:

Renin

Renin is engaged in the manufacture and design of specialty doors, systems and hardware products in Canada, the United States, and Europe. Highlights of the second quarter of 2017 compared to the second quarter of 2016 include:

•	Trade sales of $17.9 million vs. $16.5 million
•	Gross margin of $5.3 million vs. $4.6 million
•	Gross margin percentage of 29.9% vs. 28.1%
•	Income before taxes of $0.3 million vs. $0.7 million

The improvement in trade sales for the second quarter of 2017 compared to the second quarter of 2016 reflects increased sales volume from Renin’s retail channel customers driven by higher sales of its barn door product. The improvement in the gross margin percentage for the comparable periods resulted primarily from a higher proportion of sales of higher margin door and hardware products. The increase in gross margin in the second quarter of 2017 was offset by higher interest expense from maintaining a higher outstanding balance on its revolving line of credit,  increased selling, general and administration expenses, and the impact of foreign exchange losses. Selling, general and administrative expenses increased in the second quarter of 2017 compared to the second quarter of 2016 as a result of increased compensation and benefits, higher depreciation expense in connection with technology expenditures, and increased marketing expenses from product promotions.

Other

Other middle market companies were primarily companies acquired by BBX Sweet Holdings in the sugar and confectionery industry. Highlights of the second quarter of 2017 compared to the second quarter of 2016 include:

•	Trade sales of $10.6 million vs. $4.7 million
•	Gross margin of $3.5 million vs. ($2.4) million

•	Gross margin percentage of 32.7% vs. (49.8)%
•	Inventory write-downs of $0.5 million vs. $3.0 million
•	Loss before taxes of ($4.3) million vs. loss of ($6.4) million

On June 16, 2017, the Company acquired It’Sugar, LLC (“It’Sugar”) for a purchase price of $58.5 million, net of cash acquired. Headquartered in Deerfield Beach, Florida, It’Sugar is the largest specialty candy retailer in the United States with 95 locations in 26 states and Washington, DC. It’Sugar’s trade sales for the year ended December 31, 2016 totaled approximately $77 million.  It’Sugar is anticipated to operate within the BBX Sweet Holdings division and will expand BBX Sweet Holdings’ retail footprint in the confectionery industry.  During the period from June 16, 2017 to June 30, 2017, It’Sugar contributed revenues and income before income taxes of approximately $4.3 million and $0.7 million, respectively.

We consider BBX Sweet Holdings’ other businesses to be in the early development stages and their activities included one-time costs to consolidate manufacturing facilities and upgrade information system applications. The Company’s activities relating to its MOD Pizza franchise operations included building infrastructure to support plans to open approximately 60 MOD franchised pizza restaurant locations throughout Florida over the next seven years. The Company currently plans to open its first MOD Pizza franchise location in Parkland, FL, in September 2017 and anticipates opening three additional locations during the remainder of 2017.

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For more complete and detailed information regarding BBX Capital and its financial results, business, operations and risks, please see BBX Capital’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, and BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2016, which are available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com.

______________________________

About BBX Capital Corporation:

BBX Capital Corporation (NYSE: BBX, OTCQX: BBXTB),  formerly BFC Financial Corporation, is a diversified holding company whose principal activities are its ownership of Bluegreen Corporation and, through its Real Estate and Middle Market Divisions, the acquisition, ownership and management of joint ventures and investments in real estate and real estate development projects and middle market operating businesses. As of June 30, 2017,  BBX Capital had total consolidated assets of $1.5 billion, shareholders' equity of $486.5 million, and total equity of $533.5 million. At June 30, 2017, BBX Capital’s book value per share was $5.01 compared to $4.61 at June 30, 2016.

Bluegreen, founded in 1966 and headquartered in Boca Raton, Florida, is a sales, marketing and management company, focused on the vacation ownership industry. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 200,000 owners, 66 resorts, and access to more than 4,300 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, fee-based resort management, financial services, and sales and marketing services, to or on behalf of third parties.

For further information, please visit our family of companies:

BBX Capital: www.BBXCapital.com

Bluegreen Corporation: www.BluegreenVacations.com

BBX Capital Corporation Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300

Email: LHinkley@BBXCapital.com

Media Contact:

Neil Shapiro, Edelman

212-704-8166

Email: Neil.Shapiro@Edelman.com

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This press release contains forward-looking statements based largely on current expectations of BBX Capital or its subsidiaries that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and can be identified by the use of words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar meaning. The forward looking statements in this document are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to have been correct. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. When considering forward-looking statements, the reader should keep in mind the risks, uncertainties and other cautionary statements made in this report. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. This document also contains information regarding the past performance of the Company, its subsidiaries and their respective investments and operations, and the reader should note that prior or current performance is not a guarantee or indication of future performance. Future results could differ materially as a result of a variety of risks and uncertainties. Risks and uncertainties include the risk that quarterly dividend payments may not be declared in the future, on a regular basis or as anticipated, if at all.  Some factors which may affect the accuracy of the forward-looking statements apply generally to the industries in which the Company operates, including the development, operation, management and investment in residential and commercial real estate, the resort development and vacation ownership industries in which Bluegreen operates, the home improvement industry in which Renin operates, and the sugar and confectionary industry in which BBX Sweet Holdings and It’Sugar operate as well as the pizza franchise industry in which the Company has recently commenced activities.  Risks and uncertainties include, without limitation, risks associated with the ability to successfully implement currently anticipated plans and generate earnings, long term growth, and increased shareholder value; the performance of entities in which BBX Capital has made investments may not be profitable or perform as anticipated; BBX Capital is dependent upon dividends from its subsidiaries, principally Bluegreen, to fund its operations; BBX Capital’s subsidiaries may not be in a position to pay dividends, dividend payments may be subject to certain restrictions, including restrictions contained in debt instruments, and may be subject to declaration by such subsidiary’s board of directors or managers; the risks relating to acquisitions including acquisitions in diverse industries; risks relating to the monetization of BBX Capital’s legacy assets; risks related to litigation and other legal proceedings involving BBX Capital and its subsidiaries.  The Company’s investment in Bluegreen Corporation exposes the Company to risks of Bluegreen’s business and its ability to pay dividends to BBX Capital, and risks inherent in the vacation ownership industry, including the risk that Bluegreen’s marketing expenses will increase; and the risk that Bluegreen may not be successful in increasing or expanding its capital-light business activities because of changes in economic conditions or otherwise, and such fee-based service activities may not be profitable, which would have an adverse impact on its results of operations and financial condition; and the risk that the Bluegreen’s strategy to grow profitability and increase long-term value may not be realized as anticipated, if at all. In addition, with respect to BBX Capital’s Real Estate and Middle Market Division, the risks and uncertainties include risks relating to the real estate market and real estate development, the risk that joint venture partners may not fulfill their obligations and the projects may not be developed as anticipated or be profitable, and contractual commitments may not be completed on the terms provided or at all; risks relating to acquisitions of operating businesses, including integration risks, risks regarding achieving profitability, foreign currency transaction risk, goodwill and other intangible impairment risks; risks related to the recently completed acquisition of It’Sugar, including risk that the integration of It’Sugar may not be completed on a timely basis, or as anticipated,  that the revenue anticipated to be generated by its operations will not be achieved, that net income may not be generated when anticipated or at all, and that the transaction may not be advantageous and the Company may not realize the anticipated benefits of the acquisition. Additional risks and uncertainties are described in BBX Capital’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, and BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2016, and are available to view on the SEC's website, https://www.sec.gov, and on BBX Capital's website, www.BBXCapital.com. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. BBX Capital cautions that the foregoing factors are not exclusive, and we do not undertake, and specifically disclaim any obligation, to update or supplement any forward-looking statements whether as a result of changes in circumstances, new information, subsequent events or otherwise.

The following supplemental table represents BBX Capital’s Segment Statement of Operations (unaudited) for the three months ended June  30, 2017 (in thousands):

	Reportable Segments
		BBX Capital		Corporate
		Real		Expenses &		Segment
	Bluegreen	Estate	Renin	Other	Eliminations	Total
Revenues:
Sales of VOIs	$56,694	-	-	-	-	56,694
Fee-based sales commission revenue	63,915	-	-	-	-	63,915
Other fee-based services revenue	29,936	-	-	-	-	29,936
Trade sales	-	-	17,895	10,547	-	28,442
Interest income	21,990	636	-	249	(2,000)	20,875
Net gains on sales of assets	-	1,884	-	-	-	1,884
Other revenue	-	968	-	251	(99)	1,120
Total revenues	172,535	3,488	17,895	11,047	(2,099)	202,866

Costs and Expenses:
Cost of sales of VOIs	1,135	-	-	-	-	1,135
Cost of other fee-based services	16,311	-	-	-	-	16,311
Cost of trade sales	-	-	12,550	7,842	-	20,392
Interest expense	8,077	-	102	3,094	(2,000)	9,273
Recoveries from loan losses, net	-	(999)	-	-	-	(999)
Asset impairments, net	-	58	-	-	-	58
Selling, general and administrative
expenses	105,845	2,371	4,570	23,117	(99)	135,804
Total costs and expenses	131,368	1,430	17,222	34,053	(2,099)	181,974

Equity in net earnings of unconsolidated
real estate joint ventures	-	3,455	-	-	-	3,455
Foreign exchange loss	-	-	(398)	-	-	(398)
Other income	244	-	-	82	-	326
Income (loss) before income taxes	41,411	5,513	275	(22,924)	-	24,275

The following supplemental table represents BBX Capital’s Segment Statement of Operations (unaudited) for the three months ended June  30, 2016 (in thousands):

	Reportable Segments
		BBX Capital		Corporate
		Real		Expenses &		Segment
	Bluegreen	Estate	Renin	Other	Eliminations	Total
Revenues:
Sales of VOIs	$68,542	-	-	-	-	68,542
Fee-based sales commission revenue	54,188	-	-	-	-	54,188
Other fee-based services revenue	26,056	-	-	-	-	26,056
Trade sales	-	-	16,523	4,727	-	21,250
Interest income	22,237	849	-	141	(2,000)	21,227
Net gains on sales of assets	-	337	-	-	-	337
Other revenue	-	1,456	-	336	(273)	1,519
Total revenues	171,023	2,642	16,523	5,204	(2,273)	193,119

Costs and Expenses:
Cost of sales of VOIs	9,666	-	-	-	-	9,666
Cost of other fee-based services	16,577	-	-	-	-	16,577
Cost of trade sales	-	-	11,878	7,081	-	18,959
Interest expense	8,378	-	78	3,282	(2,000)	9,738
Recoveries from loan losses, net	-	(6,287)	-	-	-	(6,287)
Asset impairments, net	-	1,759	-	-	-	1,759
Selling, general and administrative
expenses	115,359	3,094	3,954	20,070	(273)	142,204
Total costs and expenses	149,980	(1,434)	15,910	30,433	(2,273)	192,616

Equity in net earnings of unconsolidated
real estate joint ventures	-	1,655	-	-	-	1,655
Foreign exchange gain	-	-	110	-	-	110
Other (loss) income	(48)	-	-	83	-	35
Income (loss) before income taxes	20,995	5,731	723	(25,146)	-	2,303

The following supplemental table represents BBX Capital’s Segment Statement of Operations for the six months ended June  30, 2017 (in thousands):

	Reportable Segments
		BBX Capital		Corporate
		Real		Expenses &		Segment
	Bluegreen	Estate	Renin	Other	Eliminations	Total
Revenues:
Sales of VOIs	$111,151	-	-	-	-	111,151
Fee-based sales commission revenue	109,069	-	-	-	-	109,069
Other fee-based services revenue	56,056	-	-	-	-	56,056
Trade sales	-	-	35,286	16,669	-	51,955
Interest income	44,376	1,218	-	436	(4,000)	42,030
Net gains on sales of assets	-	2,179	-	-	-	2,179
Other revenue	-	2,059	-	432	(239)	2,252
Total revenues	320,652	5,456	35,286	17,537	(4,239)	374,692

Costs and Expenses:
Cost of sales of VOIs	4,453	-	-	-	-	4,453
Cost of other fee-based services	33,374	-	-	-	-	33,374
Cost of trade sales	-	-	25,132	13,333	-	38,465
Interest expense	15,721	-	181	6,195	(4,000)	18,097
Recoveries from loan losses, net	-	(4,093)	-	-	-	(4,093)
Asset impairments, net	-	45	-	-	-	45
Net gains on cancellation of
junior subordinated debentures	-	-	-	(6,929)	-	(6,929)
Litigation costs and penalty reimbursements	-	-	-	(9,606)	-	(9,606)
Selling, general and administrative
expenses	194,872	4,902	8,799	41,665	(239)	249,999
Total costs and expenses	248,420	854	34,112	44,658	(4,239)	323,805

Equity in net earnings of unconsolidated
real estate joint ventures	-	7,169	-	-	-	7,169
Foreign exchange loss	-	-	(207)	-	-	(207)
Other (expense) income	(1)	-	-	152	-	151
Income (loss) before taxes	$72,231	11,771	967	(26,969)	-	58,000

The following supplemental table represents BBX Capital’s Segment Statement of Operations for the six months ended June  30, 2016 (in thousands):

	Reportable Segments
		BBX Capital		Corporate
		Real		Expenses &		Segment
	Bluegreen	Estate	Renin	Other	Eliminations	Total
Revenues:
Sales of VOIs	$124,912	-	-	-	-	124,912
Fee-based sales commission revenue	94,335	-	-	-	-	94,335
Other fee-based services revenue	51,611	-	-	-	-	51,611
Trade sales	-	-	30,298	11,914	-	42,212
Interest income	44,233	1,868	-	267	(4,000)	42,368
Net gains on sales of assets	-	291	-	-	-	291
Other revenue	-	2,985	-	649	(497)	3,137
Total revenues	315,091	5,144	30,298	12,830	(4,497)	358,866

Costs and Expenses:
Cost of sales of VOIs	13,582	-	-	-	-	13,582
Cost of other fee-based services	31,587	-	-	-	-	31,587
Cost of trade sales	-	-	22,041	11,965	-	34,006
Interest expense	16,052	-	142	6,611	(4,000)	18,805
Recoveries from loan losses, net	-	(8,035)	-	-	-	(8,035)
Asset impairments, net	-	1,722	-	-	-	1,722
Selling, general and administrative
expenses	205,534	6,771	7,622	34,829	(497)	254,259
Total costs and expenses	266,755	458	29,805	53,405	(4,497)	345,926

Equity in net earnings of unconsolidated
real estate joint ventures	-	1,313	-	-	-	1,313
Foreign exchange gain	-	-	320	-	-	320
Other income	86	-	-	104	-	190
Income (loss) before income taxes	$48,422	5,999	813	(40,471)	-	14,763

The following tables present Bluegreen’s EBITDA, defined below, for the three and six months ended June 30, 2017 and 2016, as well as a reconciliation of EBITDA to income before taxes (unaudited) (in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Bluegreen segment income before income taxes	$41,411	20,995	72,231	48,422
Add/(Less):
Interest income (other than interest earned on VOI notes receivable)	(2,091)	(2,035)	(4,195)	(4,055)
Interest expense	8,077	8,378	15,721	16,052
Interest expense on Receivable-Backed Debt	(4,544)	(4,668)	(8,850)	(9,748)
Franchise Taxes	28	26	55	78
Depreciation and Amortization	2,310	2,374	4,669	4,725
Bluegreen segment EBITDA	$45,191	25,070	79,631	55,474

EBITDA is defined as earnings, or income before taxes, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on financings related to Bluegreen’s receivable-backed notes payable), franchise taxes, and depreciation and amortization.  For purposes of the EBITDA calculation, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of Bluegreen’s business.

The Company considers Bluegreen’s EBITDA to be an indicator of Bluegreen’s operating performance, and it is used to measure Bluegreen’s ability to service debt, fund capital expenditures and expand its business. EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.